Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of ProShares Trust

In planning and performing our audit of the financial statements of ProShares Trust (the “Funds”) (comprising the Ultra QQQ ProShares, Ultra Dow 30 ProShares, Ultra S&P500 ProShares, Ultra MidCap400 ProShares, Ultra SmallCap600 ProShares, Ultra Russell2000 ProShares, Ultra Russell1000 Value ProShares, Ultra Russell 1000 Growth ProShares, Ultra Russell MidCap Value ProShares, Ultra Russell MidCap Growth ProShares, Ultra Russell2000 Value ProShares, Ultra Russell2000 Growth ProShares, Ultra Basic Materials ProShares, Ultra Consumer Goods ProShares, Ultra Consumer Services ProShares, Ultra Financials ProShares, Ultra Health Care ProShares, Ultra Industrials ProShares, Ultra Oil & Gas ProShares, Ultra Real Estate ProShares, Ultra Semiconductors ProShares, Ultra Technology ProShares, Ultra Utilities ProShares, Short QQQ ProShares, Short Dow30 ProShares, Short S&P500 ProShares, Short MidCap400 ProShares,  Short SmallCap600 ProShares, Short Russell2000 ProShares, UltraShort QQQ ProShares, UltraShort Dow30 ProShares, UltraShort S&P500 ProShares, UltraShort MidCap400 ProShares, UltraShort SmallCap600 ProShares, UltraShort Russell2000 ProShares, UltraShort Russell1000 Value ProShares, UltraShort Russell1000 Growth ProShares, UltraShort Russell MidCap Value ProShares, UltraShort Russell MidCap Growth ProShares, UltraShort Russell2000 Value ProShares, UltraShort Russell2000 Growth ProShares, UltraShort Basic Materials ProShares, UltraShort Consumer Goods ProShares, UltraShort Consumer Services ProShares, UltraShort Financials ProShares, UltraShort Health Care ProShares, UltraShort Industrials ProShares, UltraShort Oil & Gas ProShares, UltraShort Real Estate ProShares, UltraShort Semiconductors ProShares, UltraShort Technology ProShares,  and UltraShort Utilities ProShares) as of and for the period ended May 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds’ internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above as of May 31, 2007.

This report is intended solely for the information and use of management and the Board of Trustees of ProShares Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

      Ernst & Young LLP

Boston, Massachusetts
July 20, 2007